Obtaining Control of Credit Suisse Floating
Rate High Income Fund A

As of April 30, 2016 Pershing owned less than 25%
of the Fund, and UBS WM USA owned 9,791,780
shares of the Fund which represented 27.84% of the
Fund.   As of October 31, 2016, UBS WM USA
owned 9,408,714 shares of the Fund, which represented 28.15% of the outstanding shares.
Accordingly, Shareholder has continues to be a controlling person of the Fund.


Ceasing Control of Credit Suisse Floating Rate
High Income Fund C

As of April 30, 2016 No shareholder owed 25% or more of the Fund. As of October 31, 2016, No shareholder owned 25% or more of the Fund.
Accordingly, No Shareholder is considered a controlling person of the Fund.

Ceasing Control of Credit Suisse Floating Rate
High Fund I

As of April 30, 2016 No Shareholder owned more than 25% of the Fund. As of October 31, 2016 No
Shareholder owned more than 25% of the Fund
Accordingly, No Shareholder is considered a controlling person of the Fund


Ceasing Control of Credit Suisse Floating Rate
High Income Fund B

As of April 30, 2016 No Shareholder owned more than 25% of the Fund. As of October 31, 2016 No shareholder owned 25% or more of the Fund
Accordingly, Shareholder has ceased to be a controlling person of the Fund.